Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194745

PROSPECTUS SUPPLEMENT NO. 7 DATED December 2, 2014

TO

PROSPECTUS DATED JULY 2, 2014

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 45,600,000 Shares of Common Stock

This Prospectus Supplement No. 7 supplements the prospectus of Arch Therapeutics, Inc. (“the “Company”, “we”, “us”, or “our”) dated July 2, 2014 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on December 2, 2014:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2014

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 7 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is December 2, 2014

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2014	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 William Street, Suite 270
Wellesley, Massachusetts	02481
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2014, Arch Therapeutics, Inc. (the “Company”) entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”) pursuant to which the Company issued to the Holders shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the Series A Warrants, the Series B Warrants and the Series C Warrants (each as defined in the Securities Purchase Agreement and collectively, the “SPA Warrants”). Copies of the form of Series A Warrant, form of Series B Warrant, and form of Series C Warrant were filed as Exhibits 4.1, 4.2 and 4.3, respectively, to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 31, 2014.

On December 1, 2014, the Company entered into that certain Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock, dated as of December 1, 2014, with Cranshire Capital Master Fund, Ltd. (the “Amendment”), to amend certain provisions of the SPA Warrants. In particular, pursuant to the Amendment, the SPA Warrants were amended to (i) reduce the exercise price of the Series B Warrants from $0.35 to $0.20, (ii) reduce the exercise price of the Series C Warrants from $0.40 to $0.20, and (iii) clarify that each Series of SPA Warrants may be amended without having to amend all three Series of SPA Warrants. The number of shares of Common Stock which may be purchased from the Company upon exercise of each SPA Warrant remained unchanged.

The preceding description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01	Other Events.

In accordance with Section 8 of the SPA Warrants, on December 2, 2014, the Company distributed the notice attached hereto as Exhibit 99.1 to this Current Report on Form 8-K to the Holders of the SPA Warrants.

Item 9.01	Financial Statements and Exhibit

(d) Exhibits

Exhibit	Description
10.1	Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock
99.1	Notice of Amendment Distributed by the Company on December 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: December 2, 2014	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock
99.1	Notice of Amendment Distributed by the Company on December 2, 2014

Exhibit 10.1

AMENDMENT TO SERIES A WARRANTS, SERIES B WARRANTS AND SERIES C WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock (the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Cranshire Capital Master Fund, Ltd. (“Cranshire”) is made as of December 1, 2014 (the “Effective Date”).

RECITALS

WHEREAS, on January 30, 2014, the Company entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”) pursuant to which the Company issued to the Holders shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the Series A Warrants, the Series B Warrants and the Series C Warrants (each as defined in the Securities Purchase Agreement and collectively, the “SPA Warrants”);

WHEREAS, the terms and conditions of the SPA Warrants vary only with respect to their Exercise Price and Expiration Date;

WHEREAS, Section 9 of the SPA Warrants provides that the provisions of the SPA Warrants may be amended only with the written consent of the Company and the Significant Buyers (as defined in the Securities Purchase Agreement);

WHEREAS, Cranshire is the only Significant Buyer; and

WHEREAS, the Company and Cranshire, in its capacity as the only Significant Buyer, now wish to amend the SPA Warrants as of the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the SPA Warrants.

2.	Amendments to Series A Warrants.

a.	Section 9. Section 9 to the Series A Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series A Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

3.	Amendments to Series B Warrants.

a.	Section 1(b). Section 1(b) to the Series B is hereby amended as of the Effective Date as follows:

“(b)            Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.20, subject to adjustment as provided herein.”

b.	Section 9. Section 9 to the Series B Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series B Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

4.	Amendments to Series C Warrants.

a.	Section 1(b). Section 1(b) to the Series C Warrants is hereby amended as of the Effective Date as follows:

“(b)            Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.20, subject to adjustment as provided herein.”

b.	Section 9. Section 9 to the Series C Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series C Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

5.	Representations and Warranties of the Company. The Company represents and warrants to Cranshire that, after giving effect to the Amendment, the Warrant Shares shall remain eligible for resale under the Company’s resale registration statement on Form S-1 (File Number 333-194745) that became effective July 2, 2014.

Miscellaneous. To the extent that there are any inconsistencies between the terms of any SPA Warrant and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. It is expressly understood and agreed that (i) this Amendment shall be a Transaction Document and (ii) the Transaction Documents are hereby amended to give full force and effect to the transactions contemplated by this Amendment. Except as otherwise expressly provided herein, (1) the SPA Warrants and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date (A) all references in the SPA Warrants to “this Warrant,” “hereto,” “hereof,” “hereunder” or words of like import referring to the SPA Warrants shall mean the SPA Warrants as amended by this Amendment, (B) all references in the other Transaction Documents to the “Warrants,” “thereto,” “thereof,” “thereunder” or words of like import referring to the SPA Warrants shall mean the SPA Warrants as amended by this Amendment and (C) all references in Transaction Documents to the “Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this Amendment and (2) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power, benefit or remedy of any Holder under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document and all of them shall continue in full force and effect, as amended or modified by this Amendment. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act and attaching this Amendment.

[signature page follows]

IN WITNESS WHEREOF, Cranshire and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi, MD
Name:	Terrence W. Norchi, M.D
Title:	President, Chief Executive Officer

SIGNIFICANT BUYER:

CRANSHIRE CAPITAL MASTER FUND, LTD.

By: Cranshire Capital Advisors, LLC
Its: Investment Manager

/s/ Keith Goodman
By: Keith Goodman
Its: Authorized Signatory

Exhibit 99.1

Arch Therapeutics, Inc.

20 William Street, Suite 270

Wellesley, Massachusetts

December 2, 2014

VIA E-MAIL

To:	Addressees on Schedule I

Re:	Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock

To whom it may concern:

You are receiving this notice (this “Notice”) in your capacity as the registered Holder of the Series A Warrants, Series B Warrants, and Series C Warrants (each as defined in the SPA (as defined below) and together, the “Warrants”) of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), that were issued in connection with that certain Securities Purchase Agreement, dated as of January 30, 2014, among the Company and the investors listed on the Schedule of Buyers thereto (the “SPA”). Capitalized terms not otherwise defined herein not otherwise defined in this Notice shall have the meaning given to them in the Warrants.

Pursuant to Section 8 of each of the Warrants, the Company hereby provides notice that the Company entered into that certain Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock, dated as of December 2, 2014, with Cranshire Capital Master Fund, Ltd. (the “Amendment”), to amend certain provisions of the Warrants.

Pursuant to the Amendment, the Company amended the terms of the Warrants to (i) reduce the Exercise Price of the Series B Warrants from $0.35 to $0.20, (ii) reduce the Exercise Price of the Series C Warrants from $0.40 to $0.20, and (iii) clarify that each Series of Warrants may be amended without having to amend all three Series of Warrants. Because the Exercise Price of the Series B Warrants and Series C Warrants was not reduced as a result of the application of either Section 2(a) or Section 2(b) of the Warrants, the number of Warrant Shares which may be purchased from the Company upon exercise of each such Warrant remained unchanged. A copy of the executed Amendment is attached hereto as Exhibit A.

Very truly yours,

ARCH THERAPEUTICS, INC.

By:
Name:
Title:

SCHEDULE I

Holders

Cranshire Capital Master Fund, Ltd.

c/o Cranshire Capital Advisors, LLC

3100 Dundee Road, Suite 703

Northbrook, IL 60062

Attn: Mitchell P. Kopin

Facsimile: (847) 562-9031

E-mail: notices@cranshirecapital.com

Equitec Specialists, LLC

c/o Cranshire Capital Advisors, LLC

3100 Dundee Road, Suite 703

Northbrook, IL 60062

Attn: Mitchell P. Kopin

Facsimile: (847) 562-9031

E-mail: notices@cranshirecapital.com

Anson Investments Master Fund, Ltd.

111 Peter Street, Suite 904

Toronto, Ontario M5V 2H1

Canada

Attn: Amin Nathoo, Moez Kassam

E-mail: anathoo@ansonfunds.com

Capital Ventures International

c/o Heights Capital Management

101 California Street, Suite 3250

San Francisco, CA 94111,

Attn: Sam Winer, Martin Kobinger

E-mail: sam.winer@sig.com

Heng Hong Ltd.

Rams Office Complex

Stoney Grove, Box 822

Charlestown, Nevis

St. Kitts & Nevis, West Indies

Attn: Dan McAllister, Daniel MacMullin

E-mail: dmacmullin@ifgnevis.com

Punit Dhillon

11220 Corte Belleza

San Diego, CA 92130

E-mail: pdhillon@idhillon.com

Ocean Creation Investments Ltd.

65 Chulia Street, #41-02

Singapore 049513

Attn: Norman Winata

E-mail: norman@lucrumcapital.com.sg

Ong Kim Kiat

4 Sunrise Drive

Singapore 806507

Attn: Ong Kim Kiat

E-mail: drkkong@yahoo.com

Karmdeep and Harpreet Bains

925 Woodridge Court

Yuba City, CA 95993

Attn: Karmdeep Bains

E-mail: karmbains1@comcast.net

Greenberg Traurig, LLP

77 W. Wacker Drive, Suite 3100

Chicago, Illinois 60601

Facsimile: (312) 456-8435

E-mail addresses:	liebermanp@gtlaw.com
mazurt@gtlaw.com
Attention:	Peter H. Lieberman, Esq.
Todd A. Mazur, Esq.

EXHIBIT A

AMENDMENT TO SERIES A WARRANTS, SERIES B WARRANTS AND SERIES C WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Series A Warrants, Series B Warrants and Series C Warrants to Purchase Common Stock (the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Cranshire Capital Master Fund, Ltd. (“Cranshire”) is made as of December 1, 2014 (the “Effective Date”).

RECITALS

WHEREAS, on January 30, 2014, the Company entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”) pursuant to which the Company issued to the Holders shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the Series A Warrants, the Series B Warrants and the Series C Warrants (each as defined in the Securities Purchase Agreement and collectively, the “SPA Warrants”);

WHEREAS, the terms and conditions of the SPA Warrants vary only with respect to their Exercise Price and Expiration Date;

WHEREAS, Section 9 of the SPA Warrants provides that the provisions of the SPA Warrants may be amended only with the written consent of the Company and the Significant Buyers (as defined in the Securities Purchase Agreement);

WHEREAS, Cranshire is the only Significant Buyer; and

WHEREAS, the Company and Cranshire, in its capacity as the only Significant Buyer, now wish to amend the SPA Warrants as of the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the SPA Warrants.

2.	Amendments to Series A Warrants.

a.	Section 9. Section 9 to the Series A Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series A Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

3.	Amendments to Series B Warrants.

a.	Section 1(b). Section 1(b) to the Series B is hereby amended as of the Effective Date as follows:

“(b)            Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.20, subject to adjustment as provided herein.”

b.	Section 9. Section 9 to the Series B Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series B Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

4.	Amendments to Series C Warrants.

a.	Section 1(b). Section 1(b) to the Series C Warrants is hereby amended as of the Effective Date as follows:

“(b)            Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.20, subject to adjustment as provided herein.”

b.	Section 9. Section 9 to the Series C Warrants is hereby amended as of the Effective Date by (i) replacing references to the defined term “SPA Warrants” with “Series C Warrants (as defined in the Securities Purchase Agreement)”; and (ii) replacing references to the term “Required Buyers” with the term “Significant Buyers”.

5.	Representations and Warranties of the Company. The Company represents and warrants to Cranshire that, after giving effect to the Amendment, the Warrant Shares shall remain eligible for resale under the Company’s resale registration statement on Form S-1 (File Number 333-194745) that became effective July 2, 2014.

Miscellaneous. To the extent that there are any inconsistencies between the terms of any SPA Warrant and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. It is expressly understood and agreed that (i) this Amendment shall be a Transaction Document and (ii) the Transaction Documents are hereby amended to give full force and effect to the transactions contemplated by this Amendment. Except as otherwise expressly provided herein, (1) the SPA Warrants and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date (A) all references in the SPA Warrants to “this Warrant,” “hereto,” “hereof,” “hereunder” or words of like import referring to the SPA Warrants shall mean the SPA Warrants as amended by this Amendment, (B) all references in the other Transaction Documents to the “Warrants,” “thereto,” “thereof,” “thereunder” or words of like import referring to the SPA Warrants shall mean the SPA Warrants as amended by this Amendment and (C) all references in Transaction Documents to the “Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this Amendment and (2) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power, benefit or remedy of any Holder under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document and all of them shall continue in full force and effect, as amended or modified by this Amendment. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act and attaching this Amendment.

[signature page follows]

IN WITNESS WHEREOF, Cranshire and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi, M.D
Name: Terrence W. Norchi, M.D
Title: President, Chief Executive Officer

SIGNIFICANT BUYER:

CRANSHIRE CAPITAL MASTER FUND, LTD.

By: Cranshire Capital Advisors, LLC
Its: Investment Manager

/s/ Keith Goodman
By: Keith Goodman
Its: Authorized Signatory